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CORNING INCORPORATED AND SUBSIDIARY COMPANIES Exhibit #12
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
DIVIDENDS
(Dollars in millions, except ratios)

                                                      Three MonthsTwelve Weeks
                                                Ended      Ended                       Fiscal Year Ended
                                                                         -----------------------------------------------
                                              March 31,  March 26,     Dec. 31,   Jan. 1,  Jan. 2,    Jan. 3, Dec. 29,
                                                 1996      1995          1995       1995      1994     1993      1991
                                               -------  ----------    --------  --------  ---------  -------   ------
 ------------------------------------------------------------------------------------------------------------------
Income before taxes on income                   $120.9    $ 107.9       $465.9    $459.5    $156.7    $336.6    $327.4
Adjustments:
  Share of earnings (losses) before taxes
  of 50% owned companies                         20.9        39.0        95.2       89.0    (137.0)    103.2     165.4
  Earnings (losses) before taxes of
  greater than 50% owned unconsolidated
    subsidiary                                    0.7        (1.6)       (3.1)      (4.0)     (3.1)     (2.1)     (2.2)
  Distributed income of less than 50%
  owned companies and share of loss if
  debt is guaranteed                                                                 2.1       4.5      (4.3)      6.6
  Amortization of capitalized interest            2.9         3.3         9.6       13.3      13.0      11.8      10.2
  Fixed charges net of capitalized interest      49.5        45.0       171.6      212.0     155.8     130.3     126.4
                                                 -----      ------        -----     -----     -----     -----     -----

Earnings before taxes and fixed
  charges as adjusted                           $194.9    $ 193.6       $739.2    $771.9    $189.9    $575.5    $633.8
                                                 =====      ======        =====     =====     =====     =====     =====

Fixed charges:
  Interest incurred                             $32.9     $  27.8       $128.2    $122.3    $ 94.0    $ 68.9    $ 60.4
  Share of interest incurred of 50% owned
  companies and interest
   on guaranteed debt of less than 50%
  owned companies                                 7.6        11.2        10.2       60.8      40.9      42.0      47.5
  Interest incurred by greater than 50%
  owned unconsolidatedsubsidiary                              0.2         0.7        0.8       0.8       0.9       0.9
  Portion of rent expense which represents
  interest factor                                11.7         6.4        40.1       36.2      29.9      27.6      23.0
  Share of portion of rent expense
  which represents interest
    factor for 50% owned companies                0.7         1.8         2.7        9.4       9.1       9.2       9.0
  Portion of rent expense which represents
  interest factor for greater than 50%
  owned unconsolidated subsidiary                                                    0.1       0.1       0.1       0.1
  Amortization of debt costs                      0.4         0.5         0.9        2.0       1.8       1.5       0.4
                                                 -----      ------        -----     -----     -----     -----     -----

Total fixed charges                              53.3        47.9       182.8      231.6     176.6     150.2     141.3
Capitalized interest                             (3.8)       (2.9)      (11.2)     (19.6)    (20.8)    (19.9)    (14.9)
                                                 -----      ------        -----     -----     -----     -----     -----

Total fixed charges net of
  capitalized interest                          $49.5     $  45.0       $171.6    $212.0    $155.8    $130.3    $126.4
                                                 =====      ======       =====     =====     =====     =====     =====

Preferred dividends:
  Preferred dividend requirements               $ 3.9     $   3.7       $15.7     $  8.2    $  2.1    $  2.2    $  2.4
  Ratio of pre-tax income to income
  before minority interest
    and equity earnings                           1.6         1.6         1.5        1.6       1.3       1.4       1.5
                                                 -----      ------        -----     -----     -----     -----     -----
  Pre-tax preferred dividend requirement          6.2         5.9        23.5       13.1       2.7       3.1       3.6

Total fixed charges                              53.3        47.9       182.8      231.6     176.6     150.2     141.3
                                                 -----      ------        -----     -----     -----     -----     -----

Fixed charges and pre-tax preferred
  dividend requirement                          $59.5     $  53.8       $206.3    $244.7    $179.3    $153.3    $144.9
                                                =====      ======        =====     =====     =====     =====     =====

Ratio of earnings to combined fixed
charges and preferred dividends                   3.3x        3.6x        3.6x       3.2x      1.1x      3.8x      4.4x

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